EXHIBIT 12

                   AMENDMENT AND STOCK PURCHASE AGREEMENT

                                dated as of


                               April 25, 2001

                               by and between

                          XO Communications, Inc.

                                    and

             The Investors Listed on the Signature Page Hereto

                   AMENDMENT AND STOCK PURCHASE AGREEMENT


          AMENDMENT AND STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 25, 2001, by and between XO Communications, Inc., a Delaware corporation (the "Company"), Forstmann Little & Co. Equity Partnership VI, L.P., a Delaware limited partnership ("Equity VI"), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P., a Delaware limited partnership ("MBO VII") and FL Fund, L.P., a Delaware limited partnership ("FL Fund" and, together with Equity VI and MBO VII, the "Investors").

                           W I T N E S S E T H :

          WHEREAS, on January 20, 2000, the Investors acquired shares of the Company's Series C Cumulative Convertible Participating Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), and shares of the Company's Series D Convertible Participating Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), pursuant to (a) the Stock Purchase Agreement, dated as of December 7, 1999, by and between certain of the Investors and the Company (the "1999 Stock Purchase Agreement") and (b) the Assignment and Assumption Agreement, dated as of January 19, 2000, by and between Equity VI and FL Fund;

          WHEREAS, on July 6, 2000, the Investors acquired shares of the Company's Series G Cumulative Convertible Participating Preferred Stock, par value $.01 per share (the "Series G Preferred Stock"), and shares of the Company's Series H Convertible Participating Preferred Stock, par value $.01 per share (the "Series H Preferred Stock" and, together with the Series C Preferred Stock, the Series D Preferred Stock and the Series G Preferred Stock, the "Preferred Shares"), pursuant to the Stock Purchase Agreement, dated as of June 14, 2000, by and between the Investors and the Company (the "2000 Stock Purchase Agreement");

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) the Company wishes to sell to Equity VI and Equity VI wishes to purchase from the Company an aggregate of 50 million shares (the "New Common Shares") of the Company's Class A Common Stock, par value $.02 per share (the "Class A Common Stock"), and (b) the Investors and the Company desire to amend each of the Certificates of Designation governing the Preferred Shares (the "Certificates of Designation" and, after the effectiveness of such amendments, the "Amended Certificates of Designation") to reduce the initial conversion price of the Preferred Shares (as such conversion price, in the case of the Series C Preferred Stock and the Series D Preferred Stock, has been adjusted, pursuant to the Agreement and Waiver, dated June 14, 2000, between the Company and the Investors, to give effect to the Stock Dividend (as defined in the 2000 Stock Purchase Agreement)) from $31.625 to $17.00 (such amendments, collectively, the "Amendments");

          WHEREAS, simultaneously herewith, (a) certain holders of shares of Common Stock (as hereinafter defined) are executing and delivering to the Company and the Investors an irrevocable consent (the "McCaw Consent"), pursuant to Section 228 of the DGCL, consenting to, and voting in favor of, the approval and adoption of the Amendments and (b) the holders of Preferred Shares are executing and delivering to the Company an irrevocable consent (the "FL Consent"), pursuant to Section 228 of the DGCL and the terms of the Certificates of Designation, consenting to, and voting in favor of, the approval and adoption of the Amendments; and

          WHEREAS, the Investors and the Company desire to provide for the purchase and sale of the New Common Shares and the Amendments and to establish certain rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I

             ISSUANCE AND SALE OF NEW COMMON SHARES; AMENDMENTS

          1.1. Issuance, Purchase and Sale; Amendments. Upon the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), (a) the Company shall (i) issue and sell to Equity VI and Equity VI shall purchase from the Company the New Common Shares and (ii) file the Amended Certificates of Designation in accordance with the DGCL and (b) the Investors shall pay the Company an aggregate purchase price of $250,000,000 in cash (the "Purchase Price") in consideration therefor. Except for (w)
Section 4.12 of this Agreement, which amends and supersedes Section 4.12 of the 1999 Stock Purchase Agreement and Section 4.12 of the 2000 Stock Purchase Agreement, in each case in their entirety, (x) Section 4.14 of this Agreement, which amends and supersedes Section 4.17 of the 1999 Stock Purchase Agreement and Section 4.17 of the 2000 Stock Purchase Agreement, in each case in their entirety, (y) the Amended Certificates of Designation and (z) the Registration Rights Agreement (as hereinafter defined), which, in each case, shall be effective as of the Closing, nothing contained herein shall be deemed to modify or amend in any respect any of the terms or provisions of the 1999 Stock Purchase Agreement or any transaction document thereunder or the 2000 Stock Purchase Agreement or any transaction document thereunder, all of which continue to be in full force and effect.

          1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the New Common Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 at 9:00 a.m. on the second business day following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), but no earlier than 20 business days following the date hereof, or at such other place, time and/or date as shall be mutually agreed by the Company and the Investors (the date of the Closing, the "Closing Date").

          (b) At the Closing, the Company shall deliver to Equity VI certificates representing the New Common Shares being purchased by Equity VI, each registered in the name of Equity VI or its nominee or designee in such amounts as Equity VI shall specify to the Company prior to the Closing. Delivery of such certificates shall be made against receipt by the Company of the Purchase Price, which shall be paid by wire transfer to an account designated at least three business days prior to the Closing Date by the Company.

          1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.


                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Investors, as of the date hereof and as of the Closing, as follows:

          2.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify or be licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          (b) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K") and Schedule 2.1(b) set forth a complete and correct list as of the date hereof of each corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (each, a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries"). Except as set forth in the 2000 10-K or on Schedule 2.1(b), as of the date hereof (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Significant Subsidiaries free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances") and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries and except as set forth in the 2000 10-K or on
Schedule 2.1(b), as of the date hereof the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

          2.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance, sale and delivery of the New Common Shares by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares after giving effect to the consummation by the Company of the transactions contemplated hereby) (a) are within the corporate power and authority of the Company, and (b) have been duly authorized by all requisite corporate action of the Company. The McCaw Consent and the FL Consent are sufficient, subject to any notice requirements under the DGCL and compliance with Regulation 14C under the Exchange Act, to approve and adopt the Amendments under the DGCL and the Company's certificate of incorporation and shall become effective on the 20th day following the mailing of the Information Statement to the Company's stockholders. The record date for the taking of such action is April 25, 2001. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity. The Conversion Shares have been validly reserved for issuance, and upon issuance, will be duly authorized and validly issued and outstanding, fully paid, and nonassessable. The Company has taken all action necessary to waive, and by its execution hereof does hereby waive, the provisions of Section 4.16 of the 1999 Stock Purchase Agreement and Section 4.16 of the 2000 Stock Purchase Agreement to the extent necessary to permit the Investors to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Preferred Shares, as amended as contemplated hereby to give effect to the Amendments, shall be as set forth in the Amended Certificates of Designation for the Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, which are attached to this Agreement as Exhibits 2.2A, 2.2B, 2.2C and 2.2D, respectively. The New Common Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable free and clear of any Encumbrances and not subject to the preemptive or other similar rights of any stockholders of the Company.

          2.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Class A Common Stock, of which 266,498,296 shares are issued and outstanding as of the close of business on April 13, 2001, with any increase since that date being attributable solely to the exercise of outstanding employee stock options and purchases under employee stock plans listed on Schedule 2.3; (ii) 120,000,000 shares of Class B Common Stock, par value $0.02 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), of which 105,414,226 shares are issued and outstanding and (iii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which (A) 9,887,027 shares are issued and outstanding as Series A 14% Senior Exchangeable Redeemable Preferred Shares (the "14% Preferred Stock"), (B) 2,122,795 shares are issued and outstanding as Series B 6-1/2% Cumulative Convertible Preferred Stock (the "6 1/2% Preferred Stock"), (C) 584,375 shares are issued and outstanding as Series C Preferred Stock, (D) 265,625 shares are issued and outstanding as Series D Preferred Stock, (E) 215,775 are issued and outstanding as Series E 13 1/2% Senior Redeemable Exchangeable Preferred Stock (the "13 1/2% Preferred Stock"), (F) 56,143 are issued and outstanding as Series F 7% Convertible Redeemable Preferred Stock (the "7% Preferred Stock"), (G) 268,750 shares are issued and outstanding as Series G Preferred Stock and (H) 131,250 shares are issued and outstanding as Series H Preferred Stock (the 6 1/2% Preferred Stock, 14% Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, 13 1/2% Preferred Stock, 7% Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, collectively, the "Existing Preferred Stock"). As of the date hereof, the New Common Shares and the Conversion Shares (calculated after giving effect to the transactions contemplated hereby) would constitute approximately 20.4% percent of the Company's fully diluted common equity (determined on the basis of all outstanding equity and equity equivalents without giving effect to the exercise price thereof). All of the issued and outstanding shares of Common Stock and Existing Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. Except as provided in the 1999 Stock Purchase Agreement or the 2000 Stock Purchase Agreement, no shares of capital stock of the Company are entitled to preemptive or similar rights. Except as set forth on Schedule 2.3, as of the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 2.3, as of the date hereof, (i) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (ii) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of Common Stock or Existing Preferred Stock. Except as set forth on
Schedule 2.3, to the extent that any options, warrants or any of the other rights described above are outstanding, none of the Amendments, the issuance of the New Common Shares or any issuance of Conversion Shares upon conversion of the Preferred Shares will result in an adjustment of the exercise or conversion price or number of shares issuable upon the exercise or conversion of any such options, warrants or other rights.

          2.4. SEC Reports. Except as set forth on Schedule 2.4, the Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act and made available to the Investors complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the "SEC Reports"). Except as set forth on Schedule 2.4, each SEC Report was on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule 2.5 or disclosed in the SEC Reports, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2000 (the "2000 Balance Sheet") or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2000 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          2.6. Absence of Certain Changes. Except as set forth on Schedule
2.6 or as disclosed in the SEC Reports and except for financial market and industry conditions affecting the competitive telecommunications industry in the United States generally, since December 31, 2000 neither the Company nor any of the Subsidiaries has (a) suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or an adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents or (b) been the subject of any Litigation or threatened or commenced investigation by a Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

          2.7. Litigation. (a) Except as set forth on Schedule 2.7(a) or as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (ii) if resolved adversely to the Company or a Subsidiary would reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which in either case would reasonably be expected to have a Material Adverse Effect.

          2.8. Consents, No Violations. Except as set forth on Schedule 2.8(a), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of the Subsidiaries including, without limitation, any of the provisions of the certificates of designation for the Existing Preferred Stock; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in this clause
(ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party; or (c) except for the filings of the Amended Certificates of Designation with the Secretary of State of the State of Delaware or any required filing under the HSR Act, the Exchange Act or the Securities Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of the Subsidiaries. Without limiting the generality of the foregoing (A) no consent or other approval of the holders of Existing Preferred Stock is required in connection with the consummation of the transactions contemplated hereby or the performance by the Company of any of its obligations under this Agreement or any of the Transaction Documents, (B) except as set forth on Schedule 2.8(b), the issuance of the New Common Shares or any Conversion Shares will not result in any anti-dilution or other adjustment to the conversion price or the number of shares of Class A Common Stock issuable upon conversion of any Existing Preferred Stock and
(C) the holders of Existing Preferred Stock will not be entitled to exercise any voting rights as a result of any of the provisions contained in this Agreement or any other Transaction Documents.

          2.9. Compliance with Laws. Except as set forth on Schedule 2.9 or as disclosed in the SEC Reports, the Company and the Subsidiaries are in compliance in all material respects with all Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law applicable to it that could reasonably be expected to have a Material Adverse Effect. The Company holds all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its Subsidiaries' properties (collectively, "Licenses"). Except as set forth on Schedule 2.9, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and the Subsidiaries have duly performed and are in compliance in all material respects with all of their obligations under such Licenses.

          2.10. Commitments. The 2000 10-K (as supplemented by Schedule 2.10) discloses or lists as of the date hereof each contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (i) Commitments containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals that could individually or in the aggregate have a Material Adverse Effect; (ii) written Commitments relating to planned or in process capital expenditures in excess of $20,000,000;
(iii) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving indebtedness in amounts in excess of $20,000,000; (iv) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $10,000,000 that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (v) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any subsidiaries, in each case involving a Commitment of $10,000,000 on the part of the Company; (vi) except for performance bonds, Commitments with any Governmental Entity involving reasonably contemplated annual payments by the Company or any subsidiaries in excess of $7,500,000 and (vii) Commitments relating to interconnection agreements with local carriers and Commitments with resellers, in each case involving payments in 2000, or reasonably expected to involve payments in 2001, in each case in excess of $5,000,000 and material Commitments with customers to the extent such Commitments involve payments in excess of 2% of the Company's consolidated gross revenues in such years.

          2.11. Brokers or Finders. Except for Morgan Stanley Dean Witter & Co. Incorporated, whose fees will be paid by the Company, upon the consummation of the transactions contemplated by this Agreement, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

          2.12. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

          2.13. Offering of New Common Shares. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the New Common Shares) which might reasonably be expected to subject the offering, issuance or sale of the New Common Shares, as the case may be, to the registration requirements of Section 5 of the Securities Act.

          2.14. Network Assets. The 2000 10-K (as supplemented by Schedule 2.14) sets forth a complete and correct list, as of March 31, 2001, of the metro markets in which the Company owns network assets and related equipment, and the description of the Company's networks contained therein is complete and correct in all material respects as of such date.

          2.15. Disclosure. Neither this Agreement nor any other Transaction Document, nor any schedule or exhibit hereto or thereto, nor any certificate furnished to the Investors by or on behalf of the Company in connection with the transactions contemplated hereby and thereby, when read in conjunction with the 2000 10-K and the SEC Reports filed at any time after the 2000 10-K was filed with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading (for purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final or updated version of such document or written information was delivered to the Investors by the Company prior to the date hereof). As of the date hereof there is no fact or information relating to the Company and/or any of its Subsidiaries that, to the Company's Knowledge, would reasonably be expected to be material to the Company and its Subsidiaries and that has not been described in the SEC Reports or otherwise disclosed to the Investors.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor, as to those representations and warranties that are applicable to such Investor, hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

          3.1. Acquisition for Investment. Equity VI is acquiring the New Common Shares, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

          3.2. Restricted Securities. Equity VI understands that (i) the New Common Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the New Common Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

          3.3. No Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Investors in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

          3.4. Accredited Investor. Equity VI is an "accredited investor" (as defined in Rule 501(a) under the Securities Act). Equity VI has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Common Shares and is capable of bearing the economic risks of such investment.

          3.5. Organization. Such Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

          3.6. Due Authorization. Such Investor has all right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Investor of the transactions contemplated hereby and thereby (a) are within the power and authority of such Investor and (b) have been duly authorized by all necessary action on the part of such Investor. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by such Investor, a valid and binding agreement of such Investor enforceable against such Investor in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

          3.7. Consents, No Violations. Neither the execution, delivery or performance by such Investor of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Investor; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any Commitment of such Investor, or to which such Investor or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby; or (c) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Investor.

          3.8. Availability of Funds. Equity VI has available sufficient funds to pay the Purchase Price.

          3.9. Litigation. There is no Litigation pending or, to the knowledge of such Investor, threatened against such Investor or any of its Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                                 ARTICLE IV

                                 COVENANTS

          4.1. Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, except as set forth in Schedule 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless the Investors otherwise agree in writing, the Company shall, and shall cause each of the Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, between the date of this Agreement and the Closing, the Company shall not, and shall cause each of the Subsidiaries not to, do any of the following without the prior written consent of the
Investors:

          (a) (i) issue any debt securities, (ii) incur any additional indebtedness (other than borrowings under the Credit Facility referred to in the 2000 10-K, in accordance with the terms thereof), (iii) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Company or any Subsidiary responsible for, any liabilities or other obligations of any other Person or (iv) make any loans, advances or capital contributions to, or investments in, any Person;

          (b) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by GAAP;

          (c) repurchase, redeem or otherwise acquire or exchange any share of Common Stock or other equity interests other than in accordance with the terms of the Existing Preferred Stock and Class B Common Stock; except for issuances of Class A Common Stock pursuant to the exercise of options to purchase Class A Common Stock outstanding on the date hereof and listed on
Schedule 2.3 or options issued in compliance with this clause (c), issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or other equity interests, or issue or grant any subscription rights, options, warrants or other rights of any character relating to shares of such capital stock, such other equity interests or such securities, other than options to purchase Class A Common Stock granted after the date hereof in the ordinary course of business under the Company's existing stock option plans; or, except for dividends required to be paid on the Existing Preferred Stock, declare, set aside, make or pay any dividend, or make any distribution, in respect of any shares of capital stock of the Company;

          (d) amend (i) the Company's Certificate of Incorporation, by-laws or other organizational documents or (ii) any Subsidiary's charter, by-laws or other organizational documents except with respect to the adoption and filing of the Amended Certificates of Designation;

          (e) take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect as of the Closing Date or (ii) any of the conditions to the obligations of the Investors set forth in
Section 5.2 not being satisfied; or

          (f) agree to take any of the actions restricted by this Section
4.1.

          4.2. Press Releases; Interim Public Filings. The Company shall, and shall cause each Subsidiary to, deliver to the Investors complete and correct copies of all press releases and public filings made between the date hereof and the Closing Date, and, to the extent any such press releases refer to the Investors or their Affiliates, shall give the Investors the reasonable opportunity to review and comment on such releases and filings (on a strictly confidential basis until such information is released), in each case prior to release in the form in which it will be issued.

          4.3. HSR Act. Each of the Investors and the Company shall cooperate in making filings under the HSR Act and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under antitrust Laws with respect to the transactions contemplated hereby.

          4.4. Consents; Approvals. The Company shall use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which any of their material assets are bound, (ii) all Consents pursuant to the Company's or any Subsidiary's financing documents, including without limitation, all indentures and credit agreements of the Company or any Subsidiary, and (iii) all United States and foreign governmental and regulatory rulings and approvals). The Company also shall use its reasonable best efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall furnish all information as may be reasonably requested in connection with any such action.

          4.5. Listing. The Company shall use its reasonable best efforts to continue to have its Class A Common Stock listed on the NASDAQ National Market System (the "NMS") or a national securities exchange for so long as any New Common Shares or any Conversion Shares are outstanding and held by any of the Investors. Prior to the Closing, the Company shall prepare and submit to the NMS a listing application covering the New Common Shares and the Conversion Shares and shall obtain approval for the listing of such shares, subject to official notice of issuance.

          4.6. Board Representation; VCOC. (a) If, at any time after the date hereof, the holders of Preferred Shares shall cease for any reason to have the right to elect at least one director to the Board of Directors, then, for so long as the Investors shall beneficially own at least 10,000,000 shares of Class A Common Stock (as equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Company), Equity VI shall be entitled to designate one director (the "Investor Designee") as a nominee for election to the Board of Directors. At any time Equity VI shall be entitled to designate an Investor Designee (or a replacement therefor), the Company shall exercise all authority under applicable law to cause any slate of directors presented to stockholders for election to the Board of Directors to contain such Investor Designee and use its reasonable best efforts to have such Investor Designee elected to the Board of Directors. At any time an Investor Designee resigns, dies or is removed in accordance with applicable law and the Company's by-laws, Equity VI shall have the right to designate a replacement director for such Investor Designee and the Company shall exercise all authority under applicable law to cause such replacement director to be duly elected as a director of the Company.

          (b) If, at any time after the date hereof, the holders of Preferred Shares shall cease for any reason to have the right to elect at least one director to the Board of Directors or to designate a non-voting board observer and Equity VI shall either (i) cease to have the right to designate a nominee for election to the Board of Directors pursuant to paragraph (a) above or (ii) exercise the right to designate a nominee for election to the Board of Directors pursuant to paragraph (a) above and such nominee fails to be so elected, then, for so long as Equity VI shall own a number of New Common Shares that gives rise, in the reasonable judgment of Equity VI, to VCOC requirements, Equity VI shall be entitled to designate one non-voting board observer to the Board of Directors. Any non-voting board observer designated by Equity VI pursuant to this Section 4.6(b) shall have the rights as agreed to with the Company; provided, that the Company and Equity VI shall confer in good faith and agree upon reasonable, mutually satisfactory management rights that satisfy the requirement of contractual management rights under the Department of Labor's "plan assets" regulation. In addition, if at any time Equity VI or MBO VII shall be entitled (whether pursuant to this Agreement or pursuant to any certificate of designation) to designate a non-voting observer to the Board of Directors, such non-voting observer shall have the right to routinely consult with and advise management of the Company with respect to the Company's business and financial matters, but only to the extent, in the reasonable judgment of Equity VI or MBO VII, such right is required to comply with the VCOC regulations as in effect at the time, or with any successor provisions, as the case may be.

          (c) If requested by the Company, the Company, the Investors and each director elected by the holders of the Preferred Shares, each Investor Designee and each non-voting board observer designated by the holders of the Preferred Shares or by Equity VI pursuant to Section 4.6(b) of this Agreement shall enter into a confidentiality agreement, in the form attached as Exhibit 4.6(a) to the 2000 Stock Purchase Agreement, prior to the time such person commences serving on the Board of Directors or as an observer to the Board of Directors, as applicable.

          4.7. Amended Certificates of Designation. The Company shall, prior to or concurrently with the Closing, cause the Amended Certificates of Designation to be duly filed with the Secretary of State of the State of Delaware.

          4.8. Cooperation. Each of the Investors and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all such further actions as shall be necessary to make effective and consummate the transactions contemplated by this Agreement.

          4.9. Access to Property; Records. Between the date hereof and the Closing the Company shall afford the Investors and their employees, counsel, accountants, partners, members, investors, and other authorized representatives reasonable access, upon notice, during normal business hours, to the assets, properties, offices and other facilities, Commitments and books and records of the Company and of the Subsidiaries, and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries. All such information shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The parties hereto agree that no investigation by the Investors or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

          4.10. Reserve Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of all outstanding Preferred Shares, the number of shares of Class A Common Stock from time to time issuable upon conversion of all shares of the Preferred Shares at the time outstanding. All shares of Class A Common Stock issuable upon conversion of the Preferred Shares shall be duly authorized and, when issued upon such conversion or exercise, shall be validly issued, fully paid and nonassessable.

          4.11. Use of Proceeds. The proceeds received by the Company hereunder shall be used by the Company as set forth on Schedule 4.11.

          4.12. Incurrence of Debt. For so long as the Investors are entitled to elect a director to the Board of Directors pursuant to the Amended Certificates of Designation or are entitled to designate a nominee for election to the Board of Directors pursuant to Section 4.6(a) of this Agreement, the Company agrees that at such time as the Standard & Poor's rating of the Company's senior unsecured debt obligations falls below CCC+ and for such period of time as such down-grade continues, the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness not permitted by the Indenture, dated as of November 17, 1999, between the Company and United States Trust Company of New York, as Trustee (the "Indenture"), relating to the Exchange Notes styled 10 1/2% Senior Notes due 2009 (capitalized terms being used in this Section 4.12 as defined in the Indenture).

          4.13. Information Statement. As promptly as reasonably practicable after the date hereof, the Company shall take all steps within its control required under Section 228 of the DGCL and Regulation 14C promulgated under the Exchange Act to cause the approval and adoption of the Amendments to become effective under the DGCL. Without limiting the generality of the foregoing, the Investors and the Company shall cooperate and promptly prepare and the Company shall file with the SEC as soon as practicable an information statement with respect to the Amendments (the "Information Statement"). The Company will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and Regulation 14C thereunder. The Company shall use its reasonable best efforts, and the Investors will cooperate with the Company, to have the Information Statement cleared by the SEC as promptly as practicable. The Company will provide the Investors with a copy of the preliminary Information Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with the Investors in connection therewith. The Company shall, as promptly as practicable, (i) notify the Investors of any comments (other than immaterial comments) received from the SEC with respect to the Information Statement and of any request by the SEC for amendments or supplements to the Information Statement or for additional information, (ii) provide the Investors with copies of all correspondence between the Company and the SEC with respect to the Information Statement and (iii) advise the Investors of any verbal or telephonic comments received from the SEC with respect to the Information Statement. The Company shall mail the Information Statement to its stockholders as soon as practicable following the clearance of the Information Statement with the SEC. The Company agrees that the Information Statement and each amendment or supplement thereto at the time of mailing thereof will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Investors furnished to the Company by the Investors specifically for use in the Information Statement. No amendment or supplement to the Information Statement will be made by the Company without the approval of the Investors (not to be unreasonably withheld or delayed).

          4.14. Transactions with Affiliates. For so long as (A) Equity VI is a holder of any New Common Shares, (B) the Investors are entitled to elect a director to the Board of Directors pursuant to the Amended Certificates of Designation or Equity VI is entitled to designate a nominee for election to the Board of Directors pursuant to Section 4.6(a) of this Agreement and (C) unless the Company is in breach of its obligations under
Section 4.6(a) of this Agreement, such Person elected by the Investors or designated by Equity VI is a member of the Board of Directors, the Company shall not, authorize or engage in, either in one or a series of related transactions, any purchase or sale of stock, any purchase or sale of assets, any merger, consolidation or other business combination transaction, in each case valued in excess of $50 million, with or involving Craig O. McCaw, Wendy P. McCaw or any of his or her Affiliates other than the Company or the Subsidiaries ("Affiliated Parties") unless any such transaction is approved and authorized by a special committee of the Board of Directors, consisting of at least one such director, if any, elected by the Investors or designated for election by Equity VI and other disinterested directors (within the meaning of Section 144 of the Delaware General Corporation Law) constituted for the purpose of negotiating, evaluating, approving and authorizing the Company to engage in any such transaction. The provisions of this Section 4.14 shall also apply to transactions between Affiliated Parties and the Company's Subsidiaries on the same basis as they apply to transactions between Affiliated Parties and the Company.


                                 ARTICLE V

                                 CONDITIONS

          5.1. Conditions to Obligations of the Investors and the Company. The respective obligations of the Investors and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby; and

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated.

          5.2. Conditions to Obligations of the Investors. The obligations of the Investors to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

          (b) The Company shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

          (c) The Company shall have delivered to the Investors an officer's certificate certifying as to the Company's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.2;

          (d) The Company shall have executed and delivered the Second Amended and Restated Registration Rights Agreement in the form of Exhibit 5.2(d) hereto (the "Registration Rights Agreement"), and the Registration Rights Agreement shall be in full force and effect;

          (e) The Amended Certificates of Designation shall have been duly approved and adopted by the common stockholders of the Company pursuant to
Section 228 of the DGCL and the Amended Certificates of Designation shall have been duly filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware and the Amended Certificates of Designation shall be in full force and effect;

          (f) All Conversion Shares and the New Common Shares shall have been duly authorized and reserved for issuance and such Conversion Shares and the New Common Shares shall have been approved for listing on the NMS, subject to official notice of issuance;

          (g) The Investors shall have received an opinion of Willkie Farr & Gallagher, outside counsel to the Company, with respect to the due incorporation, due authorization, validity of the New Common Shares, the valid and binding nature of this Agreement and the Securities Act exemption of the transactions contemplated hereby, the Registration Rights Agreement and the Amended Certificates of Designation; and

          (h) Since the date hereof, there shall not have occurred (i) any event, circumstances, condition, fact, effect, or other matter which has had or would reasonably be expected to have a material adverse effect (x) on the business, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole or (y) on the ability of the Company and such Subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby; or (ii) any material disruption of or material adverse change in financial, banking or capital market conditions.

          5.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of each of the Investors contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not have a material adverse effect on the ability of each of the Investors to consummate the transactions contemplated hereby;

          (b) Each of the Investors shall have performed, satisfied and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date;

          (c) Each of the Investors shall have delivered to the Company an officer's certificate certifying as to such Investor's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.3;

          (d) The Company shall have received an opinion reasonably acceptable to the Company from Fried, Frank, Harris, Shriver & Jacobson, outside counsel to the Investors, with respect to non-contravention, due formation, due authorization, and the valid and binding nature of this Agreement and the Registration Rights Agreement; and

          (e) Each of the Investors shall have executed and delivered the Registration Rights Agreement.


                                 ARTICLE VI

                                TERMINATION

          6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of the Company and the Investors;
or

          (b) by either the Investors or the Company if the Closing shall not have been consummated on or before July 31, 2001 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

          (c) by either the Investors or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this
Section 6.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that Sections 8.2, 8.3, 8.13, 8.14 and 8.15 shall survive termination of this Agreement.


                                ARTICLE VII

                              INDEMNIFICATION

          7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall expire on the 18-month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.1(a), 2.2, 2.3, 3.5 and 3.6 shall survive indefinitely. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. The covenants and agreements of the parties hereto contained in this Agreement in any of the other Transaction Documents shall survive the Closing until performed in accordance with their terms.

          7.2. Indemnification. (a) The Company shall indemnify, defend and hold harmless the Investors, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an "Investor Indemnified Person") from and against all Losses incurred or suffered by an Investor Indemnified Person (whether incurred or suffered directly or indirectly through ownership of Preferred Shares or Shares or, subject to the last sentence of this subsection (a), otherwise) arising from (i) the breach of any of the representations or warranties made by the Company in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by the Company in this Agreement or any other Transaction Document. Notwithstanding the foregoing, (A) no claim may be made against the Company for indemnification pursuant to Section 7.2(a)(i) unless the aggregate liability of the Company exceeds $2.5 million, and the Company shall then only be liable for Losses in excess of such amount and (B) the Company's maximum liability for indemnification pursuant to Section 7.2(a)(i) shall not exceed $62.5 million. For the avoidance of doubt, the Company and the Investors agree that Losses under this Section 7(a) shall mean all Losses suffered or incurred by an Investor Indemnified Person in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents and shall not be deemed to include any Losses in connection with any of the transactions contemplated by the 1999 Stock Purchase Agreement or the transaction documents thereunder or the 2000 Stock Purchase Agreement or the transaction documents thereunder.

          (b) The Investors shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Company Indemnified Person") from and against all Losses incurred or suffered by a Company Indemnified Person arising from (i) the breach of any of the representations or warranties made by the Investors in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by the Investors in this Agreement or any other Transaction Document. Notwithstanding the foregoing, (A) no claim may be made against the Investors for indemnification pursuant to Section 7.2(b)(i) unless the aggregate liability of the Investors exceeds $2.5 million, and the Investors shall then only be liable for Losses in excess of such amount and (B) the Investors' maximum liability for indemnification pursuant to Section 7.2(b)(i) shall not exceed $62.5 million.

          (c) A party seeking indemnification under this Section 7.2 shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted and in any event prior to the end of the applicable survival period under Section 7.1, give to the party from whom indemnification is being sought a notice of claim relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the party from whom indemnification is sought.

          7.3. Inspections; No Other Representations. The Investors are informed and sophisticated purchasers, and have undertaken such investigation and have been provided with and have evaluated such documents and information as they deem necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Investor will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. Each Investor agrees to accept the New Common Shares based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf or imputed to the Company, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each Investor acknowledges that the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Investors of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and the Subsidiaries except as expressly set forth in this Agreement.

          7.4. Exclusivity. Except as specifically set forth in this Agreement and except in the case of fraud, effective as of the Closing, each party hereby waives any rights and claims such party may have against the other party hereto, whether in law or in equity, relating to any breach of any representation or warranty by any party hereunder. After the Closing, Sections 7.1, 7.2(a) and 7.2(b) will provide the exclusive remedy for any misrepresentation or breach of warranty, except in the case of fraud.


                                ARTICLE VIII

                               MISCELLANEOUS

          8.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Affiliated Parties" shall have the meaning ascribed thereto in
Section 4.14.

          "Agreement" shall have the meaning ascribed thereto in the preamble.

          "Amended Certificates of Designation" shall have the meaning ascribed thereto in the recitals.

          "Amendments" shall have the meaning ascribed thereto in the recitals.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Certificates of Designation" shall have the meaning ascribed thereto in the recitals.

          "Claim Notice" shall have the meaning ascribed thereto in Section 7.2(c).

          "Class A Common Stock" shall have the meaning ascribed thereto in the recitals.

          "Class B Common Stock" shall have the meaning ascribed thereto in
Section 2.3.

          "Closing" shall have the meaning ascribed thereto in Section
1.2(a).

          "Closing Date" shall have the meaning ascribed thereto in Section 1.2(a).

          "Commitments" shall have the meaning ascribed thereto in Section
2.10.

          "Common Stock" shall have the meaning ascribed thereto in Section
2.3 and shall include, as the context may require, Class A Common Stock, Class B Common Stock and all Common Stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

          "Company" shall have the meaning ascribed thereto in the preamble.

          "Company Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(b).

          "Confidentiality Agreement" shall have the meaning ascribed thereto in Section 8.7.

          "Consents" shall have the meaning ascribed thereto in Section
4.4.

          "Conversion Shares" shall mean shares of Class A Common Stock issuable upon conversion of the Preferred Shares, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Encumbrances" shall have the meaning ascribed thereto in Section 2.1(b).

          "Equity VI" shall have the meaning ascribed thereto in the preamble. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Existing Preferred Stock" shall have the meaning ascribed thereto in Section 2.3.

          "FL Consent" shall have the meaning ascribed thereto in the recitals.

          "FL Fund" shall have the meaning ascribed thereto in the preamble.

          "14% Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

          "GAAP" shall have the meaning ascribed thereto in Section 2.5.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indenture" shall have the meaning ascribed thereto in Section
4.12.

          "Information Statement" shall have the meaning ascribed thereto in Section 4.13.

          "Investor Designee" shall have the meaning ascribed thereto in
Section 4.6(a).

          "Investors" shall have the meaning ascribed thereto in the preamble.

          "Investor Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(a).

          "Knowledge", with respect to the Company, shall mean the knowledge of Daniel F. Akerson, Craig O. McCaw, Peter Campbell, Gary D. Begeman, Douglas Carter, Noelle Beams, R. Gerard Salemme, Dennis O'Connell, Dennis Weibling, Nate Davis and Wayne Rehberger, and the knowledge that any of the foregoing persons would have after due and reasonable inquiry and investigation.

          "Laws" shall include all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

          "Licenses" shall have the meaning ascribed thereto in Section
2.9.

          "Litigation" shall have the meaning ascribed thereto in Section
2.7.

          "Losses" shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings) liabilities, obligations, payments, damages (actual or punitive but not consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

          "Material Adverse Effect" shall mean a material adverse effect on the properties, business, prospects, operations, results of operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          "MBO VII" shall have the meaning ascribed thereto in the preamble.

          "McCaw Consent" shall have the meaning ascribed thereto in the recitals.

          "New Common Shares" shall have the meaning ascribed thereto in the recitals.

          "1999 Stock Purchase Agreement" shall have the meaning ascribed thereto in the recitals.

          "NMS" shall have the meaning ascribed thereto in Section 4.5.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Shares" shall have the meaning ascribed thereto in the recitals.

          "Purchase Price" shall have the meaning ascribed thereto in
Section 1.1.

          "Registration Rights Agreement" shall have the meaning ascribed thereto in Section 5.2(d).


          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" shall have the meaning ascribed thereto in Section
2.4.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Series C Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Series D Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Series G Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Series H Preferred Stock" shall have the meanings ascribed thereto in the recitals.

          "7% Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

          "Significant Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(b).

          "6 1/2% Preferred Stock" shall have the meaning ascribed thereto in Section 2.3.

          "Subsidiaries" shall mean the collective reference to the Significant Subsidiaries and all other direct or indirect subsidiaries of the Company.

          "13 1/2% Preferred Stock" shall have the meaning ascribed thereto in Section 2.3.

          "Transaction Documents" shall mean this Agreement, the Amended Certificates of Designation, the McCaw Consent, the FL Consent, the Registration Rights Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

          "2000 Balance Sheet" shall have the meaning ascribed thereto in
Section 2.5.

          "2000 Stock Purchase Agreement" shall have the meaning ascribed thereto in the recitals.

          "2000 10-K" shall have the meaning ascribed thereto in Section
2.1(b).

          8.2. Fees and Expenses. At the Closing, the Company shall pay, or reimburse the Investors for, all reasonable costs and expenses incurred by the Investors in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby. The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby.

          8.3. Public Announcements. The Investors and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law if it has used all reasonable efforts to consult with the other party prior thereto.

          8.4. Restrictive Legends. No New Common Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration. Each certificate representing any of the foregoing shall bear legends in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

          8.5. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Investors, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

          8.6. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and the respective successors, permitted assigns, heirs and personal representatives of the Company and the Investors, provided that, the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Investors, and provided further that the Investors may not assign their rights or obligations under this Agreement to any Person (other than an Affiliate) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

          8.7. Entire Agreement. This Agreement and the other Transaction Documents, the Letter Agreement, dated as of the date hereof, between the Company and Equity VI, the 1999 Stock Purchase Agreement and the transaction documents thereunder and the 2000 Stock Purchase Agreement and the transaction documents thereunder contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto; provided that the Confidentiality Agreement between the parties (or their Affiliates) will remain in full force and effect in accordance with its terms (the "Confidentiality Agreement").

          8.8. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

          (i)  if to the Company, to:

               XO Communications, Inc.
               11111 Sunset Hills Road
               Reston, VA  20190
               Attn:  Gary D. Begeman, Esq.

               with a copy to:

               Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, NY  10019
               Attn:  Bruce R. Kraus, Esq.

          (ii) if to the Investors, to:

               c/o Forstmann Little & Co.
               767 Fifth Avenue
               New York, NY  10153
               Attention:  Sandra J. Horbach

               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, NY  10004
               Telecopy:  (212) 859-8587
               Attention:    Robert C. Schwenkel, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

          8.9. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          8.10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          8.11. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          8.12. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          8.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

          8.14. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          8.15. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

          8.16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Investors
---------

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VI, L.P.

By: FLC XXXII Partnership, L.P.
    its general partner

By: /s/ Sandra J. Horbach
    --------------------------------
    Sandra J. Horbach,
    a general partner



FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP VII, L.P.

By: FLC XXXIII Partnership
    its general partner



By: /s/ Sandra J. Horbach
    --------------------------------
    Sandra J. Horbach,
    a general partner



FL FUND, L.P.

By: FLC XXXI Partnership, L.P.
    its general partner

    By: FLC XXIX Partnership, L.P.
        a general partner

    By: /s/ Sandra J. Horbach
        ----------------------------
        Sandra J. Horbach,
        a general partner


                                  XO COMMUNICATIONS, INC.




                                   By: /s/ Daniel F. Akerson
                                       ------------------------------
                                       Name:  Daniel F. Akerson
                                       Title: Chairman and Chief Executive
                                              Officer